Hecla Reports Third Quarter 2026 Results

Cash Flow from Continuing Operations up 16% Quarter-Over-Quarter to record $203 million; Free Cash Flow1 Nearly Triples Year-Over-Year to record $151 million

COEUR D'ALENE, IDAHO - November 3, 2026 - Hecla Mining Company (NYSE:HL) ("Hecla", or the "Company") today announced third quarter 2026 financial and operating results. "Prior quarter" refers to the second quarter of 2026. Prior period financial information has been recast to reflect Casa Berardi as a discontinued operation.

THIRD QUARTER 2026 HIGHLIGHTS

Financial Performance:

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Revenue: $395 million from continuing operations, the second highest in company's history.
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Profitability: Income from continuing operations of $150 million or $0.22 per share - up from $118 million or $0.18 per share in the prior quarter.
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Adjusted EBITDA: $211 million from continuing operations, a 6% increase over the prior quarter (both periods on a continuing operations basis, excluding Casa Berardi).4
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Record cash flow generation: Cash flow generated from continuing operations of $203 million, and record quarterly free cash flow from continuing operations of $151 million; Greens Creek set a new site-level quarterly record of $147 million.1
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Strengthening balance sheet: The Company ended the quarter with $692 million of cash and cash equivalents, reflecting continued balance sheet strength and strategic flexibility. The Company remains debt free (excluding finance leases) and has entered into a new $500 million revolving credit agreement with an additional $100 million accordion option. The facility is undrawn, with $3.4 million of capacity currently utilized for outstanding letters of credit. This is the strongest balance sheet position in the Company's history.

Corporate Matters:

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New Director: Mr. Dale Andres has joined the Board of Directors. Mr. Andres is a mining executive with over 35 years of experience in base and precious metals.

Operational Performance:

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Operations:

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Safety: Consolidated TRIFR of 1.51, down from 1.57 in the prior quarter.
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Silver production from continuing operations was 4.2 million ounces, nearly unchanged from the prior quarter, with consolidated silver sales volumes stronger, reflecting the timing of shipments, mainly at Greens Creek.
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Consolidated costs applicable to sales from continuing operations of $158 million, up 35% from the prior quarter due primarily to the timing of sales. Silver cash cost remained negative at ($3.20) per ounce and AISC was $14.34 per ounce (excluding Keno Hill, which has not yet achieved commercial production). Year-to-date AISC of $9.37/oz is essentially in line with $9.26/oz a year ago, and YTD cash cost improved to ($4.94)/oz from ($2.20)/oz.2,3,5

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Production and cost guidance: Consolidated 2026 silver production is expected to be 15.3-16.1 million ounces, with low end raised compared to prior guidance of 15.1-16.1 million ounces. Consolidated silver cash cost and AISC guidance improved to ($4.75)-($4.25)/oz and $11.50-$12.50/oz respectively,2,3 on outperformance during the first nine months of the year, reduced sustaining capital investment guidance, and higher by-product credits.2,3 See Guidance section for more details.
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Individual Mine Performance:
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Greens Creek: Produced over 1.9 million ounces of silver and nearly 12 thousand ounces of gold. Costs applicable to sales were $76 million, with silver cash cost of ($10.11) per ounce and AISC of ($3.25) per ounce.2,3,5
o
Lucky Friday: Produced nearly 1.3 million ounces of silver. Costs applicable to sales were $34 million, with silver cash cost of $7.31 per ounce and AISC of $27.68 per ounce.2,3,5 The surface cooling project is expected to commission in the fourth quarter.
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Keno Hill: Produced nearly 1.0 million ounces of silver. Milled silver grade improved more than 35% from the prior quarter and milling rates reached a new quarterly record. Milling rates will be suppressed beginning in the fourth quarter to preserve the tailings storage, waste rock and water treatment capacity available under current permits while license amendments are pursued (see "Keno Hill Update" below).
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Growth pipeline: Preliminary work on the Greens Creek pyrite concentrate continues, and has led to a revision to growth capital expenditure guidance for Greens Creek. Subject to final investment approval, intermittent production using temporary equipment could begin in late 2027 with potential to reach full capacity in late 2028, when construction of the new circuit is expected to be completed. Separately, the scope of the Greens Creek dry-stack tailings reprocessing evaluation has broadened to include two additional potential paths forward, or a combination of them. In Nevada, 2026 exploration investment guidance of $16 million is more than three times the 2025 level with expanded programs at Midas and new programs at Hollister and Aurora. See "Project Pipeline Update" section below for further details.
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Exploration: Exploration success continued in the third quarter, led by the discovery of a new mineralized extension at Keno Hill's Flame & Moth, 900 feet southwest of the existing resource; ongoing progress along the Bermingham trend toward the historic Hector-Calumet Mine; and massive sulfide intercepts at Greens Creek’s West Ore Offset target, with assays pending. Hecla also commenced drilling in Nevada at Aurora and Hollister and continued follow-up drilling on the new high-grade veins discovered at Midas in the second quarter.

Rob Krcmarov, President and Chief Executive Officer, said: “Our third quarter results reflect the strength of the platform we have built, and we are well positioned to achieve our 2026 guidance. We generated record free cash flow of $151 million, led by Greens Creek's record $147 million. Our free cash flow generation and debt-free balance sheet provide us with the strongest financial position in our history, with nearly $700 million in cash and total liquidity of approximately $1.2 billion. Our organic pipeline continues to advance at Greens Creek, where preliminary work on the pyrite concentrate circuit is progressing and we are now evaluating two additional potential paths forward for the dry-stack tailings. These opportunities are still early stage, but they demonstrate the potential for meaningful value creation and to further solidify Hecla’s position as North America’s premier silver producer. We are delighted to welcome Dale Andres to our Board. We look forward to his insight and contributions as we continue to grow Hecla."

FINANCIAL AND OPERATIONAL OVERVIEW

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In the following table and throughout this release, "costs applicable to sales" is exclusive of depreciation, depletion and amortization; "prior quarter" refers to the second quarter of 2026. All information in the table below is presented on a continuing operations basis.

In thousands (except per ounce amounts)	3Q-2026	2Q-2026	1Q-2026	4Q-2025	3Q-2025	YTD-2026	YTD-2025
Financial Highlights
Sales	$394,820	$333,851	$411,433	$363,578	$315,998	$1,140,104	$740,324
Costs applicable to sales (5)	$158,197	$117,283	$124,410	$122,150	$135,925	$399,890	$345,162
Depreciation, depletion and amortization	$36,549	$36,772	$33,768	$27,927	$37,728	$107,089	$98,857
Income and mining tax provision	$40,548	$18,767	$50,900	$37,351	$31,030	$110,215	$61,390
Income from continuing operations	$149,600	$117,876	$164,653	$110,059	$89,363	$432,129	$148,000
Basic income per common share (in dollars) from continuing operations	$0.22	$0.18	$0.24	$0.16	$0.13	$0.64	$0.23
Adjusted EBITDA from continuing operations (4)	$211,474	$199,179	$265,104	$200,955	$147,137	$675,757	$317,398
Cash provided by operating activities from continuing operations	$202,951	$174,919	$182,922	$165,852	$101,556	$560,792	$237,587
Capital investment in continuing operations	$(51,714)	$(39,142)	$(39,265)	$(65,936)	$(44,425)	$(130,121)	$(124,939)
Free cash flow from continuing operations (1)	$151,237	$135,777	$143,657	$99,916	$57,131	$430,671	$112,648

Free cash flow [1] by operation (before exploration and corporate costs)
Greens Creek
Cash flow from operations	$155,146	$139,181	$131,368	$101,902	$83,408	$425,695	$202,637
Exploration	$3,388	$2,588	$276	$743	$3,228	$6,252	$5,621
Capital investment	$(11,746)	$(12,070)	$(6,113)	$(23,282)	$(12,179)	$(29,929)	$(31,335)
Free cash flow (1)	$146,788	$129,699	$125,531	$79,363	$74,457	$402,018	$176,923
Lucky Friday
Cash flow from operations	$88,331	$103,606	$64,619	$56,869	$29,279	$256,556	$73,733
Exploration	$2,143	$638	$991	$885	$1,054	$3,772	$1,223
Capital investment	$(23,655)	$(16,681)	$(17,018)	$(24,680)	$(16,865)	$(57,354)	$(48,253)
Free cash flow (1)	$66,819	$87,563	$48,592	$33,074	$13,468	$202,974	$26,703
Keno Hill
Cash flow from operations	$4,811	$17,932	$29,570	$33,028	$22,109	$52,313	$28,893
Exploration	$4,321	$3,854	$1,356	$365	$975	$9,531	$6,011
Capital investment	$(11,205)	$(7,236)	$(15,025)	$(15,964)	$(14,747)	$(33,466)	$(42,228)
Free cash flow (1)	$(2,073)	$14,550	$15,901	$17,429	$8,337	$28,378	$(7,324)

Metals Prices
Average metal prices
Silver - London PM Fix, $/ounce	$62.73	$73.44	$84.39	$54.83	$39.38	$73.52	$34.97
Gold - London PM Fix, $/ounce	$4,270	$4,517	$4,875	$4,142	$3,456	$4,554	$3,199
Lead - LME Final Cash Buyer, $/pound	$0.84	$0.89	$0.88	$0.89	$0.89	$0.87	$0.89
Zinc - LME Final Cash Buyer, $/pound	$1.74	$1.57	$1.47	$1.44	$1.28	$1.59	$1.25
Realized Prices
Silver, $/ounce	$63.62	$63.06	$82.70	$69.28	$42.58	$69.81	$37.45
Gold, $/ounce	$4,279	$4,256	$4,899	$4,210	$3,535	$4,604	$3,307
Lead, $/pound	$0.91	$0.97	$0.98	$0.97	$0.93	$0.95	$0.92
Zinc, $/pound	$1.48	$1.63	$1.41	$1.45	$1.48	$1.50	$1.37

THIRD QUARTER RESULTS

Sales of $395 million increased 18% and payable silver sold was 23% higher compared to the prior quarter, both primarily driven by the timing of sales at Greens Creek.

Income from continuing operations was $150 million, or $0.22 per share compared to the $118 million in the prior quarter (in each case from continuing operations, excluding Casa Berardi). The increase was primarily related to:

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An 18% increase in revenue from continuing operations for the items noted above
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A $36 million increase in fair value adjustments, net, primarily due to realized and unrealized marketable securities gains

Partly offset by:

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A $41 million increase in costs applicable to sales primarily related to higher consolidated sales volumes of concentrates5
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A $22 million increase in tax expense primarily related to higher profitability compared to the prior quarter
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A $6 million increase in exploration and pre-development expense, primarily related to the seasonal increase in exploration activities across the portfolio and the start up of programs at Hollister and Aurora in Nevada

Adjusted EBITDA from continuing operations was $211 million, up 6% from the prior quarter (in each period, excluding Casa Berardi), primarily reflecting the increase in revenue, partly offset by higher costs applicable to sales and exploration and pre-development expense.4,5

Cash and cash equivalents at September 30, 2026, of $692 million, up over 43% from the prior quarter. The increase reflects strong cash flow generation as well as $64 million of proceeds from the sale of investments. The Company's new $500 million credit facility remains undrawn, with $3.4 million of availability utilized for outstanding letters of credit.

Record cash provided by operating activities from continuing operations was $203 million, up 16% from the prior quarter, primarily due to favorable working capital changes, higher volumes of payable silver and gold ounces sold and higher realized gold price, partly offset by a lower realized lead and zinc price (in each period, excluding Casa Berardi).

Capital investment in continuing operations was $52 million, up 32% from the prior quarter (in each period, excluding Casa Berardi). Capital investment is expected to increase in the fourth quarter, as projects across the portfolio advance, including the planned completion of the dry stack tailings facility expansion at Keno Hill.

Record free cash flow from continuing operations was $151 million, surpassing the previous all-time high of $144 million set in the first quarter of 2026, primarily due to higher cash flow from operations (in each period, excluding Casa Berardi).1 Greens Creek set a new quarterly site-level free cash flow record of $147 million.1

In thousands (except per ounce amounts)	3Q-2026	2Q-2026	1Q-2026	4Q-2025	3Q-2025	YTD-2026	YTD-2025
Operational Highlights
Milled tons (tons)
Greens Creek	207,638	217,433	208,922	200,952	227,587	633,993	670,707
Lucky Friday	100,545	101,978	108,608	98,499	105,329	311,131	328,549
Keno Hill	38,163	33,504	24,274	24,417	29,740	95,941	83,922
Milled silver grade - (opt)
Greens Creek	11.7	12.0	13.0	12.2	13.1	12.2	12.8
Lucky Friday	13.2	15.6	11.9	13.4	13.4	13.6	12.9
Keno Hill	26.2	19.3	20.8	25.4	31.8	22.4	30.0
Silver production
Greens Creek, ounces	1,935,193	2,051,022	2,177,142	1,951,784	2,347,674	6,163,357	6,773,212
Lucky Friday, ounces	1,272,585	1,532,569	1,237,288	1,250,204	1,337,353	4,042,442	4,010,482
Keno Hill, ounces	963,048	625,236	488,719	597,020	898,328	2,077,003	2,421,470
Total, ounces	4,170,826	4,208,827	3,903,149	3,799,008	4,583,355	12,282,802	13,205,164
Gold production
Greens Creek, ounces	11,996	14,199	12,886	12,256	15,584	39,081	47,093
Silver payable ounces sold	4,094,203	3,318,906	3,575,018	3,732,076	4,457,094	10,988,127	11,487,556
Gold payable ounces sold	12,706	10,151	11,533	10,484	14,277	34,390	36,389
Concentrate volumes produced and sold
Greens Creek
Silver concentrate produced, tons	16,116	17,630	16,321	14,896	17,180	50,067	50,706
Silver concentrate sold, tons	20,516	12,601	16,295	17,333	18,954	49,412	48,239
Zinc concentrate produced, tons	17,065	17,990	18,474	17,485	18,548	53,529	57,712
Zinc concentrate sold, tons	17,114	17,796	18,467	18,918	20,065	53,377	56,436
Precious metal concentrate produced, tons	5,775	7,633	8,063	5,571	6,379	21,471	22,210
Precious metal concentrate sold, tons	6,874	8,394	15,603	—	8,743	30,871	25,134
Lucky Friday
Silver concentrate produced, tons	13,758	15,452	12,635	12,283	13,796	41,845	39,942
Silver concentrate sold, tons	14,000	15,538	12,382	12,590	13,726	41,920	39,942
Zinc concentrate produced, tons	7,084	6,527	6,352	6,269	6,869	19,963	20,486
Zinc concentrate sold, tons	7,170	6,478	6,185	7,220	6,178	19,833	20,420
Keno Hill
Silver concentrate produced, tons	1,889	1,288	901	1,165	2,056	4,078	5,509
Silver concentrate sold, tons	1,654	1,063	806	1,544	2,380	3,523	5,211
Precious metals concentrate produced, tons	1,361	999	783	815	1,398	3,143	3,090
Precious metals concentrate sold, tons (a)	1,236	897	798	1,023	1,258	2,931	2,806
Total Silver Cash Costs and AISC
Silver cash costs per ounce (2)	$(3.20)	$(8.10)	$(3.24)	$(0.23)	$(2.03)	$(4.94)	$(2.20)
Silver AISC per ounce (3)	$14.34	$6.07	$8.17	$18.11	$11.01	$9.37	$9.26
Greens Creek Cash Costs and AISC
Silver cash costs per ounce (2)	$(10.11)	$(17.11)	$(11.94)	$(6.67)	$(8.50)	$(13.09)	$(8.41)
Silver AISC per ounce (3)	$(3.25)	$(10.71)	$(8.39)	$2.70	$(2.55)	$(7.55)	$(3.82)
Lucky Friday Cash Costs and AISC
Silver cash costs per ounce (2)	$7.31	$3.95	$12.07	$9.82	$9.33	$7.50	$8.29
Silver AISC per ounce (3)	$27.68	$17.08	$23.78	$25.73	$23.30	$22.47	$20.81

(a) Precious metals concentrates include intersegment sales to Greens Creek.

Consolidated silver production from continuing operations was 4.2 million ounces, nearly unchanged from the prior quarter. Production decreased 6% at Greens Creek and 17% at Lucky Friday, but these declines were offset by a 54% increase at Keno Hill which set a new quarterly record of nearly 1.0 million ounces. Keno Hill’s increase was driven by record tons milled of 38,163 and a 36% higher milled silver grade compared with the prior quarter. Greens Creek production declined from the prior quarter mainly due to higher than planned maintenance during the quarter. Greens Creek plans to reduce mill availability in the fourth quarter for additional scheduled maintenance. As planned, Lucky Friday production declined as the mine moved out of a high-grade pocket of ore that drove a production record in the second quarter.

Gold production from Greens Creek was 12 thousand ounces, down 16% from the prior quarter due primarily to 5% lower mill throughput for the reasons noted above.

Silver payable ounces sold of 4.1 million ounces, up 23% from the prior quarter, primarily due to higher payable ounces sold at Greens Creek and Keno Hill, partly offset by lower sales at Lucky Friday.

Gold payable ounces sold of 13 thousand ounces, up 25% from the prior quarter due to the timing of sales at Greens Creek.

Concentrate volumes produced and sold were higher at Keno Hill and for zinc concentrate at Lucky Friday compared to the prior quarter. At Greens Creek, concentrate production was lower for all three concentrates produced, while concentrate sales were higher for silver concentrate, compared to the prior quarter, reflecting the catch up in shipments: zinc and precious metals concentrate sales roughly matched production. Concentrates sales at Lucky Friday and Keno Hill were broadly in line with production in the third quarter.

Consolidated silver costs applicable to sales (excludes depreciation) from continuing operations rose 35% over the prior quarter to $158 million, primarily due to higher sales volumes of silver, gold, lead and zinc.5

Silver cash costs and AISC per silver ounce from continuing operations, excluding Keno Hill, which has not yet achieved commercial production, were ($3.20) and $14.34, respectively, higher than the prior quarter, primarily due to lower ounces produced at Greens Creek and Lucky Friday, $26 million higher costs applicable to sales (on higher sales volumes as noted above) and $14 million lower by-product credits compared to the prior quarter on lower gold production. This was partly offset by $4 million lower treatment charges ("TCs"), with TCs shifting to a net credit in the quarter due to favorable market conditions that could persist through the fourth quarter of 2026. The increase in AISC compared to the prior quarter reflects these same cash cost drivers, along with $5 million higher sustaining capital investment, mostly attributable to Lucky Friday.2,3

GUIDANCE

In the tables below the Company provides production, cost, and capital guidance on a consolidated basis and by mine, as well as projected consolidated exploration and pre-development expenditures. Silver production guidance is unchanged for Greens Creek, tightened up for Lucky Friday and for Keno Hill. There is no change to Greens Creek gold production guidance. Total silver cash costs and AISC per ounce2,3 guidance is improved on better than expected results during the first nine months of 2026 and reduced sustaining capital investment guidance contributing to the improved AISC guidance. Total capital investment guidance is reduced by about 4%.

2026 Production Outlook

Consolidated silver production is expected to be 15.3-16.1 million ounces, with low end raised compared to prior guidance of 15.1-16.1 million ounces, and Greens Creek's gold production guidance of 51.0-55.0 koz is reiterated.

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Greens Creek's silver production is expected to be 8.0-8.3 million ounces, unchanged from prior guidance.
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Lucky Friday's silver production is expected to be 5.0-5.2 million ounces, with low end raised from the prior 4.9-5.2 million ounces.
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Keno Hill's silver production is expected to be 2.3-2.6 million ounces, with low end raised from the prior 2.2-2.6 million ounces.

Keno Hill Update

In an attempt to maintain operational continuity, the Company is choosing to suppress Keno Hill mill throughput to approximately 300 tons per day in the fourth quarter of 2026 with further suppression, expected beginning in January 2027 to levels significantly below third quarter 2026 throughput. Including the Phase 2W dry-stack expansion, the Company estimates that approximately 200,000 tons of tailings storage capacity remains available under its current permits; how long that capacity lasts will depend on the rate at which ore is milled and the tailings generated per ton milled. The suppression is intended to preserve the tailings storage, waste rock and water treatment capacity available under our current permits while we pursue the license amendments needed to expand that capacity; it is not a cost-driven decision. We expect to hold the lower milling rate until those amendments are received, currently estimated by approximately mid-2029, and the related infrastructure is built. We expect silver production to decline by proportionally less than throughput because, during this period, we expect to be more selective in both mining and processing. In the mine, we will attempt to reduce dilution and prioritize higher-grade areas of the deposit. In the mill, we expect to preferentially process higher-grade material and stockpile lower-grade material for later processing. Actual production will depend on the grades, dilution, and recoveries we achieve. We expect to provide 2027 production guidance for Keno Hill in February 2027. See “Risk Factors” in the Company’s Form 10-Q for the quarter ended September 30, 2026.

2026 Cost Guidance Improved

Total silver cash cost and AISC guidance per silver ounce is improved to ($4.75)-($4.25)/oz and $11.50-$12.50/oz respectively.2,3 This guidance only incorporates Greens Creek and Lucky Friday, as Keno Hill has not yet reached commercial production.

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At Greens Creek, guidance for costs applicable to sales (excludes depreciation) at $250 million, up $10 million from the prior guidance due mostly to actual results over the first nine months and higher expected power generation on site in the fourth quarter. Cash cost per silver ounce and AISC per silver ounce (guidance is improved to ($13.00)-($12.50) and ($5.50)-($5.00) respectively from ($12.50)-($12.00) and ($4.25)-($3.75) respectively.2,3,5
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At Lucky Friday, guidance for costs applicable to sales (excludes depreciation) of $140 million is reiterated. Cash cost guidance is improved to $8.50-$9.00 from the prior $9.00-$9.75, per silver ounce, and the higher end of AISC improved slightly to $24.50-$25.50 from $24.50-$26.00, per silver ounce to reflect better than expected results during the first nine months of 2026, with AISC guidance partly offset by the higher sustaining capital investment guidance at the mine.2,3,5

2026 Capital and Exploration Investment

Total capital (growth and sustaining) investment guidance lowered, now at $198-$214 million from $208-$223 million to reflect lower spend in the first nine months.

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Greens Creek's capital investment is primarily attributable to mine development and the expansion of its tailings facility, which, when completed is expected to provide tailings storage capacity through 2045.
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Lucky Friday's capital investment is heavily tied to underground development, a new tailings facility and a surface cooling project, which is now in a commissioning phase (subsequent to quarter end) with construction recently completed. The surface cooling project is designed to increase the cooling capacity at the mine to support its reserve mine-life of fifteen years.
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Expected capital investment at Keno Hill comprises mine development, expansion of its tailings facility, and infrastructure projects.

Exploration and pre-development expenditures, from continuing operations, remain unchanged and are expected to be $55 million, with the focus at Greens Creek and Keno Hill, Nevada and Lucky Friday.

Metal Prices and FX rate assumptions

Assumptions utilized in the calculation of by-products for the fourth quarter are as follows, gold $4,000/oz, zinc $1.40/lb, lead $0.85/lb and copper $4.00/lb. Numbers are rounded. Assumed exchange rate for Canadian dollar is unchanged at 1.35 CAD/USD.

	Silver Production (Moz)	Gold Production (Koz)
Greens Creek	8.0 - 8.3	51.0 - 55.0
Lucky Friday	5.0 - 5.2	N/A
Keno Hill	2.3 - 2.6	N/A
2026 Total	15.3 - 16.1	51.0 - 55.0

	Costs applicable to sales(5) (millions)	Cash cost per silver ounce (2)	AISC per produced silver ounce (3)
Greens Creek	250	($13.00) - ($12.50)	($5.50) - ($5.00)
Lucky Friday	140	$8.50 - $9.00	$24.50 - $25.50
Total Silver	390	($4.75) - ($4.25)	$11.50 - $12.50

(millions)	Total	Sustaining	Growth
2026 Total Capital Investment	$198 - 214	$142 - 153	$56 - $61
Greens Creek	55 - 60	54 - 58	1 - 2
Lucky Friday	79 - 84	79 - 84	-
Keno Hill	55 - 59	-	55 - 59
Corporate	9 - 11	9 - 11	-
2026 Exploration & Pre-Development	$55

PROJECT PIPELINE UPDATE

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Hecla remains focused on advancing a pipeline of organic growth opportunities that build on existing infrastructure, established permitting paths, and the Company's deep operational expertise. The projects outlined below are anticipated to be low-capital-intensity opportunities with the potential to meaningfully expand precious metal output, cash flows and net asset value over time, while reducing many of the exploration and development risks inherent in greenfield projects.

Greens Creek Pyrite Concentrate Circuit

Greens Creek is advancing engineering and evaluation of a pyrite concentrate circuit which has the potential to recover additional silver and gold that currently report to tailings. Preliminary metallurgical and engineering work indicates the project could, at average reserve grades, add approximately 1.0 to 1.2 million ounces of silver and 10,000 to 15,000 ounces of gold in annual production, once fully ramped up.

Preliminary cost estimates are underway. Early indications point to a potential return on capital exceeding Company thresholds, while potentially also reducing the rate of tailings deposited into the tailing storage facility, which would be expected to lower future tailings-related capital investment.

This work is at a scoping level of engineering, incorporating some advanced design. Given preliminary indications of favorable benefit-to-cost ratio and perceived low technical risk, the project is well suited to an accelerated engineering and execution path subject to receipt of applicable permits, and final investment approval. Under that path, the Company expects to begin intermittent production of pyrite concentrate in late 2027 using temporary equipment, ahead of completing the new circuit, expected in late 2028.

These estimates are preliminary, based on early-stage engineering and metallurgical work, and remain subject to change as the project advances. Actual results may differ materially from these estimates due to further technical work, permitting timelines, market conditions, and other factors described under "Cautionary Statement Regarding Forward-Looking Statements, Including 2026 Outlook" in this news release and under "Risk Factors" in the Company's 2025 Form 10-K filed on February 17, 2026, and Form 10-Q filed on August 4, 2026 and expected to be filed on November 3, 2026, as well as in other reports filed by the Company from time to time with the Securities and Exchange Commission. The reference to scoping level of engineering in this section describes the engineering and cost-estimate maturity of processing circuit design work. It does not refer to an initial assessment, pre-feasibility study, feasibility study or technical report summary under SEC Regulation S-K 1300 or a preliminary economic assessment, pre-feasibility study, feasibility study or technical report under NI 43-101 in Canada.

Greens Creek Tailings Reprocessing Project

The Greens Creek tailings reprocessing project offers potential organic value creation, though significant groundwork is still needed before that value can be realized. Overall, the Company is evaluating three potential paths forward. The path with the greatest amount of time invested to date, is at a preliminary, conceptual stage of engineering (equivalent to an AACE Class 5 to Class 4 cost estimate) and is progressing through a multi-phase metallurgical study conducted with a third party, with Phase 3 testing completed in August 2026 (metallurgical results pending). This third phase of multi-ton metallurgical work is a key milestone that should help shape next steps, with the potential to advance to a pilot plant test in Phase 4. If the tests yield positive results, it is expected the project would advance through further engineering and economic studies before any decision to execute. Early indications point to a potentially low capital intensity path for Hecla to achieve initial cash flows, though the project remains in early-stage testing and depends on the potential third-party partner securing a suitable processing facility. As an added benefit, reprocessing all or part of the existing tailings could decrease the space needed for tailings storage and help lower the mine's long-term reclamation liability.

The Company is also at an early stage of evaluating two additional pathways associated with the dry-stack tailings. The first is based on advances in processing technology and growing market demand for material like Greens Creek tailings, which has created the potential to turn material once managed only as tailings into a marketable low-grade feedstock. This potential project pathway could recover additional silver and gold currently contained in tailings material, subject to further metallurgical testing and the identification of a suitable third-party processing arrangement. In the fourth quarter, we expect to load a test parcel from Greens Creek of approximately 5,500 dry metric tonnes of low-grade feedstock for shipment and sale to a third party smelter. The second option is a potential self-processing pathway that would require an onsite processing facility that could require new or amended permits. The Company expects to begin metallurgical evaluation of the self-processing concept in the first quarter of 2027, with results from this testing potentially available by spring 2027 to help determine potential next steps. The Company expects to be able to provide further details on these options in coming quarters as evaluation work advances. Potential for the combination of two or more of these three options is also being evaluated.

At September 30, 2026, the dry-stack tailings facility at Greens Creek held an estimated 10.7 million tons of material, containing roughly 51 million ounces of silver, nearly 600 thousand ounces of gold, and additional critical minerals, representing a combined estimated in-situ gross metal value of approximately $6.4 billion (based on September 30, 2026 metals prices and before transportation, processing or sales costs, which are expected to be significant). This material is not a mineral resource or mineral reserve. Any recovery would depend on further testing, a suitable processing arrangement and favorable economics.

Midas Restart Project

Hecla continues to evaluate the potential to restart the existing Midas mill in northern Nevada, a historic high-grade gold and silver operation. Midas benefits from existing permitted infrastructure, which could help reduce the capital required for restart, and the Company is working to expand the existing high-grade gold and silver resource to the scale needed to support that restart. Midas represents a potential hub-and-spoke operating model, with ore potentially sourced from multiple regional deposits and fed into the 1,200 tpd mill. The site also includes an existing permitted tailings facility, offering approximately 15 years of storage capacity at the mill's nameplate capacity.

The Company has allocated $16 million of the 2026 exploration budget for the Nevada project portfolio, more than three times the investment made in 2025. The 2026 drill program at Midas is focused on following up on the success of the 2025 drill program with a heavy focus on SE Pediment area that includes multiple targets including Sinter, Sinter Offset, and Pogo. The nearby Hollister high-grade gold and silver project is within trucking distance of the Midas mill and drilling resumed in the third quarter after a multi-year pause. With multiple veins and trends still open along strike and at depth, and programs at Aurora and Hollister beginning in the third quarter, the Company expects continued exploration momentum through the fourth quarter of 2026 and aims to provide regular exploration updates for the Nevada exploration projects throughout the coming quarters.

EXPLORATION AND PRE-DEVELOPMENT

_____________________________________________________________________________________________________________

Investment and Strategy

During the third quarter, the Company invested $16.6 million in exploration and corporate development (and $0.6 million in pre-development) activities, focused on high-impact discovery drilling at Keno Hill in Yukon and Midas, Aurora and Hollister in Nevada, and resource expansion programs at the Company's producing assets. Year-to-date, the Company has invested $32.5 million in exploration and corporate development, with this strategy balancing district-scale discovery with near-mine resource definition and reserve extension. Guidance for 2026 remains at $55 million investment in exploration and pre-development.

Producing Asset Resource Definition

Underground drilling at Greens Creek and Keno Hill continues to extend and upgrade mineralization near existing resource boundaries. The aim is to convert Inferred resources, the least certain category, into more certain categories and to identify reserve extensions.

Greens Creek

Three underground rigs continued drilling around existing resources, with results received from the 200S, East and SWB zones. Notable intercepts include:

• 200S Zone. 63.6 oz/ton silver, 0.01 oz/ton gold, 4.1% zinc and 1.9% lead over 14.1 feet.

• 200S Zone. 48.1 oz/ton silver, 0.11 oz/ton gold, 0.8% zinc and 0.4% lead over 15.9 feet.

• East Zone. 6.4 oz/ton silver, 0.04 oz/ton gold, 25.4% zinc and 12.0% lead over 20.7 feet.

Keno Hill

One underground rig continued drilling in the Arctic Zone of the Bermingham mine. Notable intercepts on the Bermingham Main Vein include:

• 54.3 oz/ton silver, 7.4% zinc and 4.7% lead over 4.6 feet, which upgrades the resource.

• 24.8 oz/ton silver, 1.6% zinc and 1.9% lead over 5.0 feet, which expands the resource on the same vein.

EXPLORATION PROGRAMS

Keno Hill Exploration

Exploration drilling at Keno Hill ramped up through the quarter after a period of reduced drilling capacity earlier in the year. The primary contractor returned its second and third drills to service in late July and late August, and a second contractor added one drill at Flame & Moth in late July. Four drills are now operating and are expected to continue through the remainder of 2026.

Flame & Moth, a new zone of high-grade silver

Drilling has been successful in testing the favorable Basal Quartzite on strike with the Lightning vein. The zone has currently been defined over 350 feet of dip length and sits 900 feet southwest of the existing resource. Four holes tested the area and three found significant mineralization. Assays are back for two holes (Figure 1).

• Hole K-26-0944. 26.1 oz/ton silver and 14.0% zinc over 8.5 feet.

• Hole K-26-0951. 6.5 oz/ton silver and 3.5% zinc over 16.1 feet.

The zone is open to the northeast, toward the existing resource, and to the southwest. Follow-up drilling will continue in the fourth quarter and into 2027.

Figure 1: Flame & Moth longitudinal section showing the new extension, holes 944 and 951, and the 900-foot gap to the existing resource

Bermingham Deep, extending a high-grade trend

Drilling at Bermingham Deep extended the high-grade Footwall/Ruby silver trend both southwest and northeast. Key results include 25.7 oz/ton silver and 4.2% lead over 10.0 feet (K-26-0940) and 14.6 oz/ton silver over 5.2 feet (K-26-0935B) in the Footwall Vein. The Ruby Vein returned 9.3 oz/ton silver over 15.8 feet (K-26-0941). The subparallel Main Vein 2 returned 61.1 oz/ton silver and 3.8% lead over 5.3 feet and has been extended about 260 feet to the southwest. Together, the trend now spans about 1,300 feet, up 500 feet from Q2, though that length relies on visual observations from two holes (K-26-0942 and K-26-0945) with assays still pending (Figure 2). The northeast extension points toward the historic Hector-Calumet Mine, where the company believes the two mineralizing systems may converge at depth, making it a major target for late 2026 and 2027.

Figure 2: Bermingham Deep longitudinal section showing recent assay results.

Nevada Exploration

Midas is the only Nevada property with results this quarter: hole DMC-494 confirmed a second narrow high-grade gold vein (0.73 oz/ton gold and 2.9 oz/ton silver over 1.4 feet), and five follow-up holes all hit the expected structure, though only one has been assayed so far. Midas remains in restart evaluation with no decision made, and the key question is whether the veins have enough continuity and grade to support a resource.

At Aurora and Hollister, drilling has just begun and all assays are pending. Early holes at both found alteration and veining typical of gold-silver systems, which supports continued drilling, with remaining targets scheduled for Q4 and follow-up drilling in 2027.

Detailed exploration drill assay highlights can be found in Table A at the end of this release.

DIVIDENDS

Pursuant to the Company's dividend policy, the Board of Directors declared a quarterly cash dividend of $0.00375 per share of common stock payable on or about December 8, 2026, to stockholders of record on November 23, 2026.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held on Wednesday, November 4, at 10:00 a.m. Eastern Time to discuss these results. The Company recommends that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-833-461-5787 or for international dialing 1-585-542-9983. The Conference ID is 462083930 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/462083930 or www.hecla.com under Investors.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska and Idaho, the Company is advancing its Keno Hill mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital investment. Cash provided by operating activities for the Greens Creek, Lucky Friday, and Keno Hill operations excludes exploration and pre-development investment, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital investment refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows.

(2) Cash cost per silver ounce is a non-GAAP measurement, a reconciliation of costs applicable to sales can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) All-in sustaining cost (“AISC”) is a non-GAAP measurement, a reconciliation of which to costs applicable to sales, the closest GAAP measurement, can be found in the end of the release. AISC includes costs applicable to sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as total costs applicable to sales, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to income from continuing operations, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to income from continuing operations, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(5) Excludes depreciation, depletion and amortization.

Cautionary Statement Regarding Forward Looking Statements, Including 2026 Outlook

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as "may", "will", "should", "expects", "intends", "projects", "believes", "estimates", "targets", "anticipates" and similar expressions are used to identify these forward-looking statements.

Such forward-looking statements may include, without limitation: (i) the Company’s organic project pipeline has potential for meaningful value creation, with the potential to meaningfully expand precious metal output, cash flows and net asset value over time, while reducing many of the exploration and development risks inherent in greenfield projects; (ii) at Greens Creek, (a) the expansion of its tailings facility, when completed, is expected to provide tailings storage capacity through 2045; and (b) the potential new pyrite concentrate circuit (1) could create incremental annual production of approximately 1.0 to 1.2 million ounces of silver and 10,000 to 15,000 ounces of gold from material that currently reports to tailings, once fully ramped up, (2) has a potential robust return on capital meeting Company thresholds, while potentially also reducing the rate of tailings deposited into the tailing storage facility, which would be expected to lower future tailings-related capital investment, (3) has projected favorable benefit-to-cost ratio and perceived low technical risk, and is well suited to an accelerated engineering and execution path, and (4) if approved, could begin intermittent production using temporary equipment in late 2027, with the potential to reach full capacity in late 2028, when construction of the new circuit is expected to be completed; (c) the tailings reprocessing project (1) offers potential organic value creation, (2) completed Phase 3 testing in August 2026, which is a key milestone that should help shape next steps, with the potential to advance to a pilot plant test in Phase 4, (3) is expected to advance through further engineering and economic studies before any decision to execute if the tests yield positive results, (4) represents a potentially low capital intensity path for Hecla to achieve initial cash flows, and (5) could decrease the space needed for tailings storage and help lower the mine's long-term reclamation liability; (d) the potential direct sale of dry-stack tailings, including the shipment and sale of the test parcel, and the potential self-processing pathway, including the timing of metallurgical evaluation and results; (iii) the Midas restart project has the potential to reduce the capital required to restart the operation through its permitted infrastructure, with Midas representing a potential hub-and-spoke operating model where ore sources could come from multiple regional sources fed into the 1,200 tpd mill; (iv) commissioning of the Lucky Friday surface cooling project is expected to be completed in the fourth quarter of 2026; (v) capital investment is expected to increase in the fourth quarter as numerous projects are advanced across the portfolio; (vi) Company-wide and mine-specific estimated spending on capital, exploration and predevelopment for 2026; (vii) Company-wide and mine-specific estimated silver and gold production, costs applicable to sales, and cash cost and AISC per silver ounce for 2026; (viii) the expected suppression of Keno Hill mill throughput to approximately 300 tons per day in the fourth quarter of 2026 and further beginning in January 2027, the estimated remaining tailings storage capacity and how long it will last, the expected timing of license amendments and related infrastructure, the expected partial offset from more selective mining and processing, and the expected timing of 2027 guidance for Keno Hill; (ix) metals prices and foreign exchange rate assumptions; and (x) exploration plans and results, including planned drilling, the extent and continuity of mineralization, and pending assays.

The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto. In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors that may impact expected future results, see the Company's 2025 Form 10-K filed on February 17, 2026 and Form 10-Q expected to be filed on November 3, 2026. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. The Company reports reserves and resources under the SEC’s mining disclosure rules (“S-K 1300”) and Canada’s National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) because the Company is a “reporting issuer” under Canadian securities laws. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with S-K 1300 as well as NI 43-101.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP-Exploration of Hecla Mining Company, Paul W. Jensen, MSc., CPG, Chief Geologist of Hecla Limited, and Matt Blattman, P.E., RM-SME, MMSA, VP-Technical Services serve as Qualified Persons under S-K 1300 and NI 43-101 for Hecla’s mineral projects. Mr. Allen supervised the preparation of the scientific and technical information concerning exploration activities while Mr. Jensen supervised the preparation of mineral resources for this news release. Mr. Blattman supervised the preparation of the mineral reserves for this news release. Technical Report Summaries for the Company’s Greens Creek, Lucky Friday and Keno Hill properties are filed as exhibits 96.1, 96.2 and 96.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and (iii) Keno Hill is contained in its Technical Report Summary titled “S-K 1300 Technical Report Summary on the Keno Hill Mine, Yukon, Canada” and in its NI 43-101 technical report titled “Technical Report on the Keno Hill Mine, Yukon, Canada” effective date December 31, 2023. Also included in each Technical Report Summary and technical report listed above is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in NI 43-101 technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in a NI 43-101 technical reports prepared for ATAC Resources Ltd. for (i) the Osiris Project (technical report dated July 28, 2022) and (ii) the Tiger Project (technical report dated February 27, 2020). Copies of these technical reports are available under the SEDAR profiles of Klondex Mines Unlimited Liability Company and ATAC Resources Ltd., respectively, at www.sedar.com (the Fire Creek technical report is also available under Hecla’s profile on SEDAR). Mr. Jensen reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Mike Parkin

Vice President - Strategy and Investor Relations

Cheryl Turner

Investor Relations Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

HECLA MINING COMPANY

Consolidated Statements of Operations

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Sales	$394,820	$333,851	$1,140,104	$740,324
COSTS AND EXPENSES
Costs applicable to sales (1)	158,197	117,283	399,890	345,162
Depreciation, depletion and amortization	36,549	36,772	107,089	98,857
General and administrative	15,582	15,173	46,508	38,411
Exploration and pre-development	17,181	11,681	33,478	22,544
Care and maintenance	3,353	3,062	9,661	10,728
Provision for closed operations and environmental matters	4,017	1,329	6,643	2,902
Other operating expense, net	2,787	2,853	10,876	5,365
Total costs and expenses	237,666	188,153	614,145	523,969
Income from operations	157,154	145,698	525,959	216,355
Other income (expense):
Interest expense	(620)	(2,413)	(8,689)	(35,604)
Fair value adjustments, net	26,691	(9,246)	11,500	27,666
Foreign exchange (loss) gain	(652)	(4,445)	(4,599)	(3,724)
Other income, net	7,575	7,049	18,173	4,697
	32,994	(9,055)	16,385	(6,965)
Income before income and mining taxes	190,148	136,643	542,344	209,390
Income and mining tax provision	(40,548)	(18,767)	(110,215)	(61,390)
Income from continuing operations	149,600	117,876	432,129	148,000
(Loss) from discontinued operations, net of income and mining taxes	—	—	(183,681)	39,303
Net income	149,600	117,876	248,448	187,303
Preferred stock dividends	(132)	(132)	(396)	(414)
Net income applicable to common stockholders	$149,468	$117,744	$248,052	$186,889
Basic income per common share from continuing operations after preferred dividends	$0.22	$0.18	$0.64	$0.23
Basic (loss) per common share from discontinued operations	$—	$—	$(0.27)	$0.06
Basic income per common share after preferred dividends	$0.22	$0.18	$0.37	$0.29

Diluted income per common share from continuing operations after preferred dividends	$0.22	$0.17	$0.64	$0.23
Diluted (loss) income per common share from discontinued operations	$—	$—	$(0.27)	$0.06
Diluted income (loss) per common share after preferred dividends	$0.22	$0.17	$0.37	$0.29
Weighted average number of common shares outstanding basic	671,680	670,763	670,953	646,312
Weighted average number of common shares outstanding diluted	676,872	675,886	676,531	649,533

(1) Excludes depreciation, depletion and amortization

HECLA MINING COMPANY

Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
OPERATING ACTIVITIES
Net income	$149,600	$117,876	$248,448	$187,303
Less: (Loss) income from discontinued operations, net of taxes	—	—	(183,681)	39,303
Income from continuing operations	149,600	117,876	432,129	148,000
Non-cash elements included in net income:
Depreciation, depletion and amortization	39,236	36,914	110,618	101,152
Fair value adjustments, net	(26,691)	9,246	(11,500)	(27,666)
Provision for reclamation and closure costs	1,856	1,857	5,584	4,839
Stock-based compensation	3,377	3,297	9,458	7,562
Deferred income taxes	(2,015)	8,099	33,962	50,648
Net foreign exchange loss (gain)	652	4,445	4,599	3,724
Other non-cash items, net	1,753	(119)	3,393	7,535
Change in assets and liabilities:
Accounts receivable	(6,726)	63,174	13,480	(72,461)
Inventories	11,079	(15,365)	(3,803)	(7,812)
Other current and non-current assets	5,350	(38,528)	(52,263)	14,073
Accounts payable, accrued and other current liabilities	25,724	(7,322)	17,625	(3,507)
Accrued payroll and related benefits	(12,664)	19,047	(8,934)	10,093
Accrued taxes	10,624	(27,476)	4,651	4,779
Accrued reclamation and closure costs and other non-current liabilities	1,796	(226)	1,793	(3,372)
Cash provided by operating activities of continuing operations	202,951	174,919	560,792	237,587
Cash provided by operating activities of discontinued operations	—	—	11,324	107,996
Net cash provided by operating activities	202,951	174,919	572,116	345,583
INVESTING ACTIVITIES
Additions to property, plants, equipment and mine development	(51,714)	(39,142)	(130,121)	(124,939)
Proceeds from sale of Hecla Quebec, net of transaction costs	—	10,136	178,181	—
Proceeds from sale of Minera Hecla	—	—	5,228	—
Proceeds from investment sales	63,697	21,981	181,056	3,696
Purchases of investments	(764)	(735)	(57,183)	—
Proceeds from asset dispositions	27	4	766	714
Net cash provided by (used in) investing activities of continuing operations	11,246	(7,756)	177,927	(120,529)
Net cash (used in) investing activities of discontinued operations	—	—	(8,799)	(45,104)
Net cash provided by (used in) investing activities	11,246	(7,756)	169,128	(165,633)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net	—	—	63	216,225
Acquisition of treasury shares	—	(3,367)	(4,528)	(885)
Repayments of debt, net	—	(263,000)	(263,000)	(274,245)
Dividends paid to common and preferred stockholders	(2,790)	(2,512)	(8,088)	(7,676)
Credit facility costs	(1,725)	—	(1,725)	—
Repayments of finance leases and other	(1,562)	(2,497)	(5,308)	(5,272)
Net cash used in financing activities of continuing operations	(6,077)	(271,376)	(282,586)	(71,853)
Net cash used in financing activities of discontinued operations	—	—	(8,431)	(1,371)
Net cash used in financing activities	(6,077)	(271,376)	(291,017)	(73,224)
Effect of exchange rates on cash	(33)	143	(220)	311
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	208,087	(104,070)	450,007	107,037
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	484,652	588,722	242,732	28,045
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$692,739	$484,652	$692,739	$135,082

HECLA MINING COMPANY

Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$691,569	$241,558
Accounts receivable	169,199	182,249
Inventories	85,153	81,687
Other current assets	106,241	83,065
Assets of discontinued operations	—	40,785
Total current assets	1,052,162	629,344
Investments	45,562	47,842
Restricted cash and cash equivalents	1,170	1,174
Properties, plants, equipment and mine development, net	2,151,987	2,130,581
Operating lease right-of-use assets	8,039	8,859
Other non-current assets	101,104	31,901
Assets of discontinued operations	—	710,944
Total assets	$3,360,024	$3,560,645

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$142,569	$126,364
Finance leases	4,133	4,262
Accrued reclamation and closure costs	13,402	13,795
Accrued interest	—	7,678
Other current liabilities	16,553	39,107
Liabilities of discontinued operations	—	40,358
Total current liabilities	176,657	231,564
Accrued reclamation and closure costs	117,118	112,491
Long-term debt including finance leases	7,078	263,171
Deferred tax liability	197,648	157,585
Other non-current liabilities	39,864	33,912
Liabilities of discontinued operations	—	170,276
Total liabilities	538,365	968,999

STOCKHOLDERS’ EQUITY
Preferred stock	38	39
Common stock	170,115	169,689
Capital surplus	2,653,620	2,643,211
Retained earnings (accumulated deficit)	58,354	(182,143)
Accumulated other comprehensive loss, net	(20,124)	(3,334)
Treasury stock	(40,344)	(35,816)
Total stockholders’ equity	2,821,659	2,591,646
Total liabilities and stockholders’ equity	$3,360,024	$3,560,645
Common shares outstanding	681,230	679,220

Reconciliation of Costs Applicable to Sales to Cash Cost, Before By-product Credits (non-GAAP) and Cash Cost (non-GAAP) and All-In Sustaining Cost, Before By-product Credits (non-GAAP) and All-In Sustaining Cost (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of costs applicable to sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, (iii) AISC, Before By-product Credits and (iv) AISC for our operations and for the Company for the three and nine months ended September 30, 2026 and 2025, the three months ended June 30, 2026, March 31, 2026 and December 31, 2025.

Cash Cost and AISC are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as the Company reports them are the same as those reported by other mining companies.

Cash Cost is an important operating statistic that the Company utilizes to measure each mine's operating performance. The Company uses AISC as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost non-GAAP measure the Company reports, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as costs applicable to sales, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost and AISC also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost and AISC per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price received from production. The Company also uses these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

In thousands (except per ounce amounts)	Three Months Ended September 30, 2026						Three Months Ended June 30, 2026						Nine Months Ended September 30, 2026						Nine Months Ended September 30, 2025
	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total	Greens Creek		Lucky Friday		Keno Hill (5)		Corporate (2)	Other (4)	Total Silver
Costs applicable to sales (3)	$76,167	$34,225	$25,402	$—	$22,403	$158,197	$49,911	$34,970	$22,136	$—	$10,266	$117,283	$192,453	$104,368	$65,461	$—	$37,608	$399,890	$167,502		$90,805		$56,952		$—	$29,903	$345,162
Treatment costs	(2,156)	(77)	—	—	—	(2,233)	(3,148)	(2,794)	—	—	—	(5,942)	(4,409)	(318)	—	—	—	(4,727)	706		7,451		-		—	—	8,157
Change in product inventory	(12,561)	(624)	—	—	—	(13,185)	9,606	(417)	—	—	—	9,189	(8,338)	(1,042)	—	—	—	(9,380)	3,227		332		—		—	—	3,559
Reclamation and other costs	(2,560)	(251)	—	—	—	(2,811)	(889)	(227)	—	—	—	(1,116)	(4,295)	(673)	—	—	—	(4,968)	(965)		(574)		—		—	—	(1,539)
Exclusion of Keno Hill cash costs (5)	—	—	(25,402)	—	—	(25,402)	—	—	(22,136)	—	—	(22,136)	—	—	(65,461)	—	—	(65,461)	—		—		(56,952)		—	—	(56,952)
Exclusion of Other costs	—	—	—	—	(22,403)	(22,403)	—	—	—	—	(10,266)	(10,266)	—	—	—	—	(37,608)	(37,608)	—		—		—		—	(29,903)	(29,903)
Cash Cost, Before By-product Credits (1)	58,890	33,273	—	—	—	92,163	55,480	31,532	—	—	—	87,012	175,411	102,335	—	—	—	277,746	170,470		98,014		—		—	—	268,484
Reclamation and other costs	934	225	—	—	—	1,159	933	225	—	—	—	1,158	2,801	675	—	—	—	3,476	2,272	—	585	—	—		—	—	2,857
Sustaining capital	12,335	25,705	—	1,475	—	39,515	12,188	19,884	—	2,380	—	34,452	31,318	59,852	—	4,863	—	96,033	28,846		49,623		—		3,823	—	82,292
General and administrative	—	—	—	15,582	—	15,582	—	—	—	15,173	—	15,173	—	—	—	46,508	—	46,508	—		—		—		38,411	—	38,411
AISC, Before By-product Credits (1)	72,159	59,203	—	17,057	—	148,419	68,601	51,641	—	17,553	—	137,795	209,530	162,862	—	51,371	—	423,763	201,588		148,222		—		42,234	—	392,044
By-product credits:
Zinc	(27,048)	(10,477)	—	—	—	(37,525)	(26,669)	(8,971)	—	—	—	(35,640)	(79,086)	(28,265)	—	—	—	(107,351)	(69,780)		(21,273)	—	—	—	—	—	(91,053)
Gold	(45,222)	—	—	—	—	(45,222)	(56,935)	—	—	—	—	(56,935)	(157,371)	—	—	—	—	(157,371)	(135,789)		—		—		—	—	(135,789)
Lead	(5,737)	(13,495)	—	—	—	(19,232)	(6,667)	(16,494)	—	—	—	(23,161)	(18,441)	(43,764)	—	—	—	(62,205)	(19,371)		(43,487)		—		—	—	(62,858)
Copper	(442)	—	—	—	—	(442)	(311)	—	—	—	—	(311)	(1,186)	—	—	—	—	(1,186)	(2,527)		—		—		—	—	(2,527)
Total By-product credits	(78,449)	(23,972)	—	—	—	(102,421)	(90,582)	(25,465)	—	—	—	(116,047)	(256,084)	(72,029)	—	—	—	(328,113)	(227,467)		(64,760)		—		—	—	(292,227)
Cash Cost	$(19,559)	$9,301	$—	$—	$—	$(10,258)	$(35,102)	$6,067	$—	$—	$—	$(29,035)	$(80,673)	$30,306	$—	$—	$—	$(50,367)	$(56,997)		$33,254		$—		$—	$—	$(23,743)
AISC	$(6,290)	$35,231	$—	$17,057	$—	$45,998	$(21,981)	$26,176	$—	$17,553	$—	$21,748	$(46,554)	$90,833	$—	$51,371	$—	$95,650	$(25,879)		$83,462		$—		$42,234	$—	$99,817
Ounces produced	1,935	1,273				3,208	2,051	1,533				3,584	6,163	4,042				10,206	6,773	-	4,010						10,783

Cash Cost, Before By-product Credits, per Silver Ounce	$30.43	$26.15	$28.73	$27.05	$20.57	$24.28	$28.46	$25.32	$27.21	$25.17	$24.44	$24.90
By-product credits per silver ounce	(40.54)	(18.84)	(31.93)	(44.16)	(16.62)	(32.38)	(41.55)	(17.82)	(32.15)	(33.58)	(16.15)	(27.10)
Cash Cost per Silver Ounce	$(10.11)	$7.31	$(3.20)	$(17.11)	$3.95	$(8.10)	$(13.09)	$7.50	$(4.94)	$(8.41)	$8.29	$(2.20)
AISC, Before By-product Credits, per Silver Ounce	$37.29	$46.52	$46.27	$33.45	$33.70	$38.45	$34.00	$40.29	$41.52	$29.76	$36.96	$36.36
By-product credits per ounce	(40.54)	(18.84)	(31.93)	(44.16)	(16.62)	(32.38)	(41.55)	(17.82)	(32.15)	(33.58)	(16.15)	(27.10)
AISC per Silver Ounce	$(3.25)	$27.68	$14.34	$(10.71)	$17.08	$6.07	$(7.55)	$22.47	$9.37	$(3.82)	$20.81	$9.26

In thousands (except per ounce amounts)	Three Months Ended March 31, 2026						Three Months Ended December 31, 2025						Three Months Ended September 30, 2025
	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total
Costs applicable to sales (3)	$66,375	$35,173	$17,923	$—	$4,939	$124,410	$66,719	$31,830	$14,931	$—	$8,670	$122,150	$65,429	$31,170	$23,143	$—	$16,183	$135,925
Treatment costs	895	2,553	-	—	—	3,448	242	2,283	—	—	—	2,525	(436)	2,434	—	—	—	1,998
Change in product inventory	(5,383)	(1)	—	—	—	(5,384)	(4,485)	(338)	—	—	—	(4,823)	(5,106)	946	—	—	—	(4,160)
Reclamation and other costs	(846)	(195)	—	—	—	(1,041)	(537)	(283)	—	—	—	(820)	(715)	(141)	—	—	—	(856)
Exclusion of Keno Hill cash costs (5)	—	—	(17,923)	—		(17,923)	—	—	(14,931)	—		(14,931)	—	—	(23,143)	—		(23,143)
Exclusion of Other costs	—	—	—	—	(4,939)	(4,939)					(8,670)	(8,670)	—	—	—	—	(16,183)	(16,183)
Cash Cost, Before By-product Credits (1)	61,041	37,530	—	—	—	98,571	61,939	33,492	—	—	—	95,431	59,172	34,409	—	—	—	93,581
Reclamation and other costs	934	225	—	—	—	1,159	757	195	—	—	—	952	758	195	—	—	—	953
Sustaining capital	6,795	14,263	—	1,008	—	22,066	17,516	19,693	—	1,342	—	38,551	13,210	18,484	—	1,528	—	33,222
General and administrative	—	—	—	15,753	—	15,753	—	—	—	19,215	—	19,215	—	—	—	13,872	—	13,872
AISC, Before By-product Credits (1)	68,770	52,018	—	16,761	—	137,549	80,212	53,380	—	20,557	—	154,149	73,140	53,088	—	15,400	—	141,628
By-product credits:
Zinc	(25,369)	(8,816)	—	—	—	(34,185)	(23,715)	(7,666)	—	—	—	(31,381)	(22,894)	(7,203)	—	—	—	(30,097)
Gold	(55,214)	—	—	—	—	(55,214)	(44,708)	—	—	—	—	(44,708)	(48,618)	—	—	—	—	(48,618)
Lead	(6,037)	(13,775)	—	—	—	(19,812)	(5,592)	(13,549)	—	—	—	(19,141)	(6,670)	(14,736)	—	—	—	(21,406)
Copper	(433)	—	—	—	—	(433)	(938)	—	—	—	—	(938)	(927)	—	—	—	—	(927)
Total By-product credits	(87,053)	(22,591)	—	—	—	(109,644)	(74,953)	(21,215)	—	—	—	(96,168)	(79,109)	(21,939)	—	—	—	(101,048)
Cash Cost	$(26,012)	$14,939	$—	$—	$—	$(11,073)	$(13,014)	$12,277	$—	$—	$—	$(737)	$(19,937)	$12,470	$—	$—	$—	$(7,467)
AISC	$(18,283)	$29,427	$—	$16,761	$—	$27,905	$5,259	$32,165	$—	$20,557	$—	$57,981	$(5,969)	$31,149	$—	$15,400	$—	$40,580
Divided by silver ounces produced	2,177	1,237				3,414	1,952	1,250				3,202	2,348	1,337				3,685
Cash Cost, Before By-product Credits, per Silver Ounce	$28.04	$30.33				$28.87	$31.73	$26.79				$29.80	$25.20	$25.73				$25.39
By-product credits per silver ounce	(39.98)	(18.26)				(32.11)	(38.40)	(16.97)				(30.03)	(33.70)	(16.40)				(27.42)
Cash Cost per Silver Ounce	$(11.94)	$12.07				$(3.24)	$(6.67)	$9.82				$(0.23)	$(8.50)	$9.33				$(2.03)
AISC, Before By-product Credits, per Silver Ounce	$31.59	$42.04				$40.28	$41.10	$42.70				$48.14	$31.15	$39.70				$38.43
By-product credits per ounce	(39.98)	(18.26)				(32.11)	(38.40)	(16.97)				(30.03)	(33.70)	(16.40)				(27.42)
AISC per Silver Ounce	$(8.39)	$23.78				$8.17	$2.70	$25.73				$18.11	$(2.55)	$23.30				$11.01

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)
Excludes depreciation, depletion and amortization

(4)
Other includes costs applicable to sales related to the Company's environmental remediation services business.

(5)
Keno Hill has not yet reached commercial production and is excluded from the calculation of Cash Cost Before By-product Credits, Cash Cost, AISC Before By-product Credits, and AISC.

2026 Guidance, Current Estimates: Reconciliation of Costs Applicable to Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2026
	Greens Creek	Lucky Friday	Corporate(2)	Total Silver
Costs applicable to sales (3)	$249,600	$139,600	$—	$389,200
Treatment costs	2,300	1,700	—	4,000
Other costs	(18,700)	(4,600)	—	(23,300)
Cash Cost, Before By-product Credits (1)	233,200	136,700	—	369,900
Reclamation and other costs	3,700	900	—	4,600
Sustaining capital	57,000	82,000	7,000	146,000
General and administrative	—	—	65,000	65,000
AISC, Before By-product Credits (1)	293,900	219,600	72,000	585,500
By-product credits:
Zinc	(104,600)	(40,900)	—	(145,500)
Gold	(205,300)	—	—	(205,300)
Lead	(25,200)	(51,000)	—	(76,200)
Copper	(1,600)	—	—	(1,600)
Total By-product credits	(336,700)	(91,900)	—	(428,600)
Cash Cost	$(103,500)	$44,800	$—	$(58,700)
AISC	$(42,800)	$127,700	$72,000	$156,900
Divided by silver ounces produced	8,150	5,100		13,250
Cash Cost, Before By-product Credits, per Silver Ounce	$28.61	$26.80		$27.92
By-product credits per silver ounce	(41.31)	(18.02)		(32.35)
Cash Cost per Silver Ounce	$(12.70)	$8.78		$(4.43)
AISC, Before By-product Credits, per Silver Ounce	$36.06	$43.06		$44.19
By-product credits per silver ounce	(41.31)	(18.02)		(32.35)
AISC per Silver Ounce	$(5.25)	$25.04		$11.84

Reconciliation of Income from Continuing Operations (GAAP) to Adjusted EBITDA from Continuing Operations (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") from continuing operations, which is a measure of our operating performance. Adjusted EBITDA from continuing operations is calculated as income from continuing operations before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of assets, foreign exchange gains and losses, write down of property, plant and equipment, fair value adjustments, net, interest and other income, provisions for closed operations and environmental matters, stock-based compensation, provisional price gains, monetization of zinc and lead hedges and inventory adjustments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA is useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles income from continuing operations to adjusted EBITDA from continuing operations:

Dollars are in thousands	3Q-2026	2Q-2026	1Q-2026	4Q-2025	3Q-2025	LTM September 30, 2026	YTD 2025
Income from continuing operations	149,600	117,876	$164,653	$110,059	$89,363	542,188	$148,000
Interest expense	620	2,413	5,656	5,396	13,264	14,085	35,604
Income and mining tax provision	40,548	18,767	50,900	37,351	31,030	147,566	61,390
Depreciation, depletion and amortization	36,549	36,772	33,768	31,185	38,481	138,274	101,152
Care and maintenance	3,353	3,062	3,246	2,060	2,003	11,721	6,559
Loss on disposition of properties, plants, equipment, and mineral interests	(5)	1,932	1,750	6	2,706	3,683	3,005
Foreign exchange loss (gain)	652	4,445	(498)	2,196	(436)	6,795	3,724
Fair value adjustments, net	(26,691)	9,246	5,945	19,334	(19,828)	7,834	(27,666)
Provisional price losses (gains)	7,029	7,089	(848)	(28,993)	(10,903)	(15,723)	(21,969)
Provision for closed operations and environmental matters	4,017	1,329	1,297	4,965	1,268	11,608	2,902
Stock-based compensation	3,377	3,297	2,784	3,356	2,639	12,814	7,562
Inventory adjustments	—	—	—	8,501	51	8,501	2,421
Other	(7,575)	(7,049)	(3,549)	5,539	(2,501)	(12,634)	(5,286)
Adjusted EBITDA from continuing operations	$211,474	$199,179	$265,104	$200,955	$147,137	$876,712	$317,398

Reconciliation of Cash Provided by Operating Activities from Continuing Operations (GAAP) to Free Cash Flow from Continuing Operations (non-GAAP)

This release refers to a non-GAAP measure of free cash flow from continuing operations, calculated as cash provided by operating activities from continuing operations, less capital investments. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow from continuing operations is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities from continuing operations to free cash flow from continuing operations:

Dollars are in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash provided by operating activities from continuing operations	$202,951	$101,556	$560,792	$237,587
Less: Capital investment from continuing operations	(51,714)	(44,425)	(130,121)	(124,939)
Free cash flow from continuing operations	$151,237	$57,131	$430,671	$112,648

Table A

Assay Results – Q3/2026

Keno Hill (Yukon)

	Prospect, Vein	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Surface (feet)
Surface Exploration	Bermingham Deep, Bermingham Footwall Vein	K-26-0935B	277/-60	1,997.6	2,005.9	5.2	14.6	0.00	0.7	0.9	1,621
	Bermingham Deep, Bermingham Footwall Vein	including	277/-60	1,997.6	2,000.0	1.4	46.2	0.01	2.2	2.0	1,621
	Bermingham Deep, Bermingham Footwall Vein	K-26-0940	282/-65	2,121.1	2,137.0	10.0	25.7	0.00	4.2	0.7	1,834
	Bermingham Deep, Bermingham Footwall Vein	including	282/-65	2,121.1	2,122.2	0.7	302.3	0.05	54.6	6.8	1,834
	Bermingham Deep, Bermingham Footwall Vein	K-26-0941	286/-63	1,857.0	1,859.3	1.4	20.4	0.00	2.1	1.7	1,514
	Bermingham Deep, Bermingham Main Vein 2	K-26-0935B	277/-60	1,910.0	1,917.9	7.6	3.4	0.00	0.2	0.7	1,558
	Bermingham Deep, Bermingham Main Vein 2	K-26-0940	282/-65	1,769.4	1,774.9	5.3	61.1	0.01	3.8	0.0	1,542
	Bermingham Deep, Bermingham Main Vein 2	K-26-0940	282/-65	1,795.9	1,797.0	1.1	37.3	0.01	2.0	5.4	1,563
	Bermingham Deep, Ruby Vein	K-26-0935C	277/-60	1,829.7	1,838.6	7.2	1.3	0.00	0.1	0.2	1,427
	Bermingham Deep, Ruby Vein	K-26-0941	286/-63	1,819.0	1,835.1	15.8	9.3	0.00	0.6	1.0	1,487
	Bermingham Deep, Ruby Vein	including	286/-63	1,821.5	1,823.7	1.7	43.6	0.01	1.9	0.1	1,489
	Bermingham Deep, Ruby Vein	including	286/-63	1,834.3	1,839.3	3.9	12.2	0.00	1.3	2.9	1,498
	Bermingham Gap, Bear Vein	K-26-0939	337/-46.5	588.4	589.5	0.8	3.2	0.01	0.0	3.1	374
	Flame and Moth, Lightning Vein	K-26-0943	275/-53	1,242.0	1,247.2	4.8	11.7	0.00	1.4	3.6	926
	Flame and Moth, Lightning Vein	including	275/-53	1,242.0	1,244.2	2.0	26.5	0.01	3.3	7.0	926
	Flame and Moth, Lightning Vein	K-26-0944	254/-48	1,448.0	1,458.6	8.5	26.1	0.01	0.7	14.0	1,030
	Flame and Moth, Lightning Vein	including	254/-48	1,448.0	1,451.0	2.4	60.8	0.01	0.7	13.8	1,030
	Flame and Moth, Lightning Vein	K-26-0947	242/-59	1,581.8	1,589.4	5.8	4.5	0.02	0.6	0.1	1,278
	Flame and Moth, Lightning Vein	K-26-0951	298/-65	953.7	975.1	16.1	6.5	0.00	0.4	3.5	795
	Flame and Moth, Lightning Vein	including	298/-65	953.7	954.7	0.7	12.1	0.00	2.9	6.3	795
	Flame and Moth, Christal Vein	K-26-0947	242/-59	1,424.9	1,426.2	1.0	2.0	0.01	0.4	0.8	1,165

	Mine, Zone, Vein	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Surface (feet)
Underground Definition	Bermingham, Arctic, Bermingham Main Vein	BMUG26-302	146/-6	385.6	386.2	0.4	81.1	0.03	4.3	0.8	1,283
	Bermingham, Arctic, Bermingham Main Vein	BMUG26-317	115/-9	489.8	490.2	0.3	11.3	0.00	0.2	0.0	1,280
	Bermingham, Arctic, Bermingham Main Vein	BMUG26-318	125/-8	473.6	479.3	4.6	54.3	0.01	4.7	7.4	1,302
	Bermingham, Arctic, Bermingham Main Vein	including	125/-8	473.6	476.9	2.8	81.5	0.01	7.8	12.5	1,302
	Bermingham, Arctic, Bermingham Main Vein	BMUG26-320	125/-15	515.3	521.7	5.0	24.8	0.01	1.9	1.6	1,378
	Bermingham, Arctic, Bermingham Main Vein	including	125/-15	519.7	521.1	1.1	79.9	0.01	4.1	1.3	1,378

Midas (Nevada)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Surface (feet)
Surface Exploration	Sinter Offset Southeast	DMC-491	039/-48	841.1	842.0	0.8	0.30	3.5	-615
	Sinter Offset Southeast	DMC-495	032/-48	1,108.0	1,111.8	2.7	0.06	0.3	-815
	Sinter Resource	DMC-487	192/-45	759.0	761.9	2.1	0.14	0.9	-530
	Sinter Resource	DMC-487	192/-45	961.4	963.8	1.8	0.03	0.4	-665
	Sinter Resource	DMC-493	040/-68	994.7	996.1	1.0	0.07	0.1	-975
	Pogo Sinter Gap	DMC-494	045/-45	1,274.6	1,276.6	1.4	0.73	2.9	-855

Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Surface (feet)
Pogo Sinter Gap	including	045/-45	1,274.6	1,276.0	1.0	0.99	3.7	-855
Pogo Sinter Gap	DMC-494	045/-45	1,681.2	1,681.7	0.4	0.79	0.4	-1,110
Pogo Sinter Gap	DMC-496	080/-45	1,236.3	1,245.6	6.6	0.03	0.8	-870
Pogo Sinter Gap	including	080/-45	1,240.1	1,240.7	0.4	0.18	5.1	-870

Greens Creek (Alaska)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Mine Portal (feet)
Underground Definition	200s	GC6777	315.4/-12.5	433.5	448.0	14.1	63.6	0.01	1.9	4.1	-742
	200s	GC6836	251.2/-21.9	129.0	158.2	7.6	18.6	0.02	3.0	5.6	-1,558
	200s	GC6837	256.1/-47.6	366.8	371.7	4.8	14.3	0.01	0.3	0.8	-1,776
	200s	GC6847	252.2/-61.1	321.2	342.0	20.8	16.5	0.02	0.3	0.7	-1,794
	200s	GC6850	244/-55.4	347.4	361.4	14.0	23.3	0.04	0.3	0.6	-1,791
	200s	GC6853	264.3/-75	384.4	405.1	15.9	48.1	0.11	0.4	0.8	-1,882
	EAST	GC6812	75.3/20.2	520.0	543.0	20.7	6.4	0.04	12.0	25.4	858
	SWB	GC6840	105.8/-72	269.1	285.0	12.2	13.2	0.02	3.9	13.3	-859
	SWB	GC6846	78.3/-78.3	253.1	265.5	12.2	10.7	0.02	3.4	11.5	-407